Exhibit (a)(4)(i)

Change in Independent Registered Public Accounting Firm

On November 8, 2019, PricewaterhouseCoopers LLP (“PwC”) declined to stand for re-election as the independent registered public accounting firm for the RE Income Fund-T. The RE Income Fund-T’s Audit Committee and Board participated in and approved the decision to change its independent registered public accounting firm.
The reports of PwC on the RE Income Fund-T’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
During the fiscal years ended December 31, 2018 and December 31, 2017 and during the subsequent interim period through November 8, 2019, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such periods.
During the fiscal years ended December 31, 2018 and December 31, 2017 and during the subsequent interim period through November 8, 2019, there have been no reportable events (as defined in S-K 304(a)(1)(v)).
The RE Income Fund-T has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 28, 2020, is filed as exhibit (a)(4)(ii), Item 13 to this N-CSR.
The RE Income Fund-T engaged Grant Thornton LLP (“Grant Thornton”) as its new independent registered public accounting firm as of December 20, 2019, for the fiscal year ended December 31, 2019. During the fiscal years ended December 31, 2018 and December 31, 2017 and through December 20, 2019, the RE Income Fund-T’s management did not consult Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the RE Income Fund-T’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in item 304 of Regulation S-K.